Exhibit 99.1

        American Software Reports First Quarter Fiscal Year 2005 Results

    Company Achieves Fourteen Consecutive Quarters of Profitability, Revenue
                   Increases 5% Compared to Prior Year Quarter

    ATLANTA, Aug. 18 /PRNewswire-FirstCall/ -- American Software, Inc. (Nasdaq: AMSWA) today reported its financial results for the first quarter of fiscal year 2005, marking its fourteenth consecutive quarter of profitability.
    Total revenues for the first quarter were $13.7 million compared to $13.1 million the same quarter last year. Software license fees were $2.6 million for both periods. Services and other revenues were $6.8 million for the first quarter of fiscal year 2005 compared to $5.8 million for the same period last year. Maintenance revenues were $4.4 million compared to $4.6 million during the same period last year. Operating income was $565,000 for the first quarter of fiscal 2005 compared to $420,000 during the same period last year. Net income for the first quarter was $1.2 million or earnings per share (diluted) of $0.05, unchanged from the same quarter last year.
    The overall financial condition of the Company remains strong, with cash and investments of approximately $67.1 million and zero debt as of July 31, 2004. The Company's cash and investment position increased this quarter by approximately $4.4 million when compared to July 31, 2003 and $768,000 when compared to the previous quarter. During the quarter, the Company paid a $.06 per share quarterly dividend of approximately $1.4 million and announced an increase in the quarterly dividend to $.07 per share commencing in August 2004.
    "We are pleased to achieve our fourteenth consecutive quarter of profitability and positive cash flow. Despite the continued global economic uncertainty and general market conditions impacting capital expenditures in the technology sector, American Software delivered a 5% increase in revenue and a 35% increase in operating income during the quarter," stated James C. Edenfield, president and CEO of American Software. "We will use our financial strength to reinvest in the Company as well as provide a tangible benefit to our shareholders with a quarterly dividend."

    Highlights for the first quarter fiscal year 2005 include:

    Customers
     - Notable new and existing customers placing orders with the Company during the quarter include: Alamex Holdings, Broyhill Furniture Industries, Certified Grocers, Cytec Industries, Dow Chemical, Draka Elevator, Gold Toe, Laundau Uniformas, Newell Rubbermaid, Oakley, Polaris Industries, Rheem Air Conditioning, Robert Horne Paper, Rocky Shoes and Boots, Roka Apparel, Trelleborg Wheel Systems, Tyco Adhesives and VF Corporation.

     - During the quarter, the Company's wholly owned subsidiary, New Generation Computing Inc. (NGC) announced that Carhartt selected The Production Manager (TPM) shop-floor control and manufacturing execution software. The implementation has begun at Carhartt's North American cutting, sewing, finishing and distribution facilities, where the software will automate the company's production and payroll functions. Specifically, the software will enable Carhartt to better track employee performance, monitor work in progress, calculate gross pay and develop multiple management reports.

     - NGC announced that Stormy Leather selected NGC's Apparel Management Accounting System (AMAS) system to manage its operations in San Francisco and West Palm Beach, Fla. The software, which Stormy Leather installed in July, will enable the company to integrate multiple business processes - sales, distribution, finance, production planning, administration, accounting, electronic data interchange and other functions onto one easy-to-use, PC-based system.

     - Lululemon Athletica announced its selection of NGC's entire SQL Series, which consists of REDHORSE Enterprise ERP, e-PDM and e-SPS. In addition, Lululemon has selected NGC's TPM shop-floor control system. Lululemon will install the systems at its Vancouver, B.C., headquarters and factory. The systems will enable the company to integrate all of its product development, sourcing, manufacturing and wholesale distribution processes.

     - NGC announced that Creative Apparel Associates selected NGC's Apparel Management Accounting System (AMAS) and The Production Manager (TPM) to manage its operations in Belfast, Maine.

     - The Company's 86% owned subsidiary, Logility, Inc., announced that Komatsu Europe International (KEISA), a worldwide leader in the field of construction and mining equipment, implemented Logility Voyager Solutions(TM) to improve forecasting accuracy, centralize supply chain planning and maintain consistent customer service levels across its distribution network. Logility is a key component in KEISA's efforts to continuously improve supply chain efficiencies, and has contributed to an inventory reduction of four million euros (5.8 million $US).

     - ProcureNet, a provider of mission critical purchasing, distribution, and materials management services to government and commercial customers, announced its selection of Logility Voyager Solutions to improve customer service through better forecast accuracy, reduced inventory levels and increase inventory turns.

     - A. O. Smith Water Products Company extended its deployment of Logility Voyager Solutions to include collaboration for better internal and external communications and planning for optimizing inventory based on accurate forecasts and lead times.

     - Logility announced that Intertape Polymer Group Inc., a recognized leader in the development and manufacture of specialized polyolefin plastic and paper packaging products, selected Logility Voyager Solutions to enable collaborative planning and forecasting for improved supply chain performance.

     - Rheem Manufacturing's Air Conditioning Division, one of North America's leading producers of premium heating and cooling equipment, selected Logility Voyager Solutions to gain improved visibility of demand and inventory, reduce costs and increase customer service levels for service parts and finished goods. Rheem has used Logility Voyager WarehousePRO(R) in its parts operation to optimize receiving, picking, shipping and cross-docking functions since 2001.

    Products and Technology
     - NGC introduced the NGC SQL Series, a software suite designed to help retailers, manufacturers, brand managers and other companies involved with the design and production of sewn products increase speed to market, reduce costs, manage by exception and enhance workflow. The NGC SQL Series, which is built on Microsoft technology, including SQL Server, Word and Excel, consists of three products: e-PDM, e-SPS and REDHORSE(TM) Enterprise ERP. e-PDM and REDHORSE are new products released by NGC to complete the NGC SQL Series.

     - Logility announced the enhancement of Logility Voyager Solutions to further address the special requirements of the service parts industry, including gaining visibility of future customer demand; dynamically managing time-phased inventory and replenishment requirements; and optimizing distribution and inventory deployment to cost-effectively service customers. Logility estimates that manufacturers, distributors and utility companies worldwide are using Logility supply chain planning, warehouse and transportation management solutions to impact $53 billion in service parts revenue and optimize inventory investments valued at $8 billion.

     - Logility demonstrated its integrated transportation and warehouse management at the 2004 DC Expo conference, May 18-20, in Chicago, IL. Logility introduced the availability of the integration in 2002, and was one of the first supply chain solution companies to market a fully integrated transportation and warehouse management solution. Logility Voyager Transportation Planning & Management(TM) can help companies save time and labor costs by automating shipment planning, shipment execution and freight accounting. Logility Voyager WarehousePRO(R) helps increase shipping and inventory accuracy by optimizing the flow of materials and information through distribution centers, and helps to cut operating costs while improving productivity, order fill rates, space utilization and customer service. Used collectively, these Logility products make it possible for companies to increase control of the complete order fulfillment cycle as they move goods from production to distribution and on to their final destination.

     - Inbound Logistics magazine selected Logility as a 2004 Top 100 Logistics IT Provider by for the seventh time, and Supply & Demand Chain Executive magazine named Logility to its third-annual listing of the "Supply & Demand Chain Executive 100."

    About American Software, Inc.
    Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offering of integrated business applications, including enterprise-wide, supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is a total ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 86% of Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain. Logility is proud to serve such customers as Bissell, ConAgra, Huhtamaki UK, Mill's Pride, Pernod-Ricard, Sigma Aldrich, VF Corporation and xpedx. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC's worldwide customers include Dick's Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206.
INTERNET:  http://www.amsoftware.com or E-mail: ask@amsoftware.com

    Forward Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.
    e-Intelliprise is a trademark of American Software, Logility Voyager Solutions is a trademark of Logility and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.


                           AMERICAN SOFTWARE, INC.
                    Consolidated Statements of Operations
                    (In thousands, except per share data)
                                 (Unaudited)

                                                First Quarter Ended
                                                     July 31,
                                                                       Pct
                                               2004        2003        Chg.
    Revenues:
      License                                 $2,557      $2,640       (3%)
      Services & other                         6,779       5,846       16%
      Maintenance                              4,369       4,604       (5%)
         Total Revenues                       13,705      13,090        5%

    Cost of Revenues:
      License                                    903       1,032      (13%)
      Services & other                         4,719       3,993       18%
      Maintenance                              1,158       1,245       (7%)
         Total Cost of Revenues                6,780       6,270        8%

    Gross Margin                               6,925       6,820        2%

    Operating expenses:
      Research and development                 1,812       2,000       (9%)
      Less: capitalized development             (670)       (833)     (20%)
      Sales and marketing                      2,895       2,976       (3%)
      General and administrative               2,286       2,169        5%
      Provision for doubtful accounts             37          88      (58%)

         Total operating expenses              6,360       6,400       (1%)

    Operating income                             565         420       35%

      Interest income & Other, net               633         758      (16%)
      Minority interest                          (48)        (50)      (4%)
    Income from continuing operations
     before income taxes                       1,150       1,128        2%

         Income taxes                            -           -            -

    Net Earnings                              $1,150      $1,128        2%

    Earnings per common share:

        Basic:                                 $0.05       $0.05        0%

        Diluted:                               $0.05       $0.05        0%

    Weighted average common shares
     outstanding

         Basic                                23,563      22,346
         Diluted                              25,058      24,291

    nm- not meaningful


                    Consolidated Balance Sheet Information
                                (in thousands)
                                 (Unaudited)
                                                           July 31,
                                                    2004              2003
    Cash and Short & Long term investments         $67,134           $62,730
    Accounts Receivable:
       Billed                                        5,546             6,630
       Unbilled                                      3,069             2,864
    Total Accounts Receivable, net                   8,615             9,494
    Prepaids & Other                                   629               600
    Non-current Assets                              20,370            21,766
         Total Assets                              $96,748           $94,590

    Accounts Payable                                  $836              $635
    Other Current Liabilities                        5,140             5,874
    Deferred Revenues                                9,987            10,493
    Minority Interest                                4,412             4,179
    Shareholders' Equity                            76,373            73,409
      Total Liabilities & Shareholders' Equity     $96,748           $94,590

SOURCE  American Software
    -0-                             08/18/2004
    /CONTACT: Vincent C. Klinges, Chief Financial Officer of American Software, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/048263.html / /Web site: http://www.amsoftware.com/
    (AMSWA LGTY)

CO:  American Software
ST:  Georgia
IN:  CPR MLM STW
SU:  ERN